Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 9, 2016

Unum Group,

    1 Fountain Square,

        Chattanooga, Tennessee 37402.

Ladies and Gentlemen:

In connection with the several purchases today by the Underwriters named in Schedule II to the Underwriting Agreement, dated May 4, 2016 (the “Underwriting Agreement”), between Unum Group, a Delaware corporation (the “Company”), and J.P. Morgan Securities LLC and Barclays Capital Inc., as managers of the several Underwriters named therein, of $350,000,000 aggregate principal amount of the Company’s 3.00% Notes due 2021 (the “2021 Notes”) and $250,000,000 aggregate principal amount of the Company’s 5.75% Notes due 2042 (the “2042 Notes” and, together with the 2021 Notes, the “Securities”) issued pursuant to the Indenture, dated as of August 23, 2012 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Unum Group	-2-

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Sullivan & Cromwell LLP